Exhibit 3.27

AZ. CORP COMMISSION

FOR THE STATE OF AZ.

FILED

MAY 25 2:28 PM ‘89

APPR/S/

    DATE APPR 6-12-89

    TERM

                      DATE                    TIME

      074717-4

ARTICLES OF AMENDMENT

TO THE

ARTICLES OF INCORPORATION

OF

GIANT INDUSTRIES, INC.

Pursuant to the provisions of A.R.S. §§ 10-061 and 10-064, Giant Industries, Inc., an Arizona corporation (the “Corporation”), hereby adopts the following Articles of Amendment and certifies as follows:

FIRST:	The name of the Corporation is Giant Industries, Inc.

SECOND:	The document attached hereto as Exhibit “A” and by this reference incorporated herein sets forth the Amended and Restated Articles of Incorporation which were adopted by the shareholders of the Corporation on May 17, 1989, in the manner prescribed by the Arizona Business Corporation Act.

THIRD:	8,926 common shares, $10.00 par value were outstanding at the time of adoption of the Amended and Restated Articles of Incorporation and all of such shares were entitled to vote thereon.

FOURTH:	The number of shares voted for or against the Amended and Restated Articles of Incorporation, respectively, was:

NUMBER OF SHARES FOR	NUMBER OF SHARES AGAINST
8,926	-0-

FIFTH:	The Amended and Restated Articles of Incorporation do not provide for an exchange, reclassification, or cancellation of issued shares.

SIXTH:	The Amended and Restated Articles of Incorporation do not effect a change in the amount of the Corporation’s stated capital.

DATED:	May 17, 1989.

GIANT INDUSTRIES. INC.

By:	/s/ James E. Acridge
James E. Acridge President

By:	/s/ Secretary
Secretary

EXHIBIT “A”

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

GIANT INDUSTRIES, INC.

We, the undersigned incorporators, having associated ourselves together for the purpose of forming a corporation under the laws of the State of Arizona, adopt the following Articles of Incorporation.

I.

NAME

The name of the corporation is Giant Industries, Inc.

I I.

PURPOSE

This corporation is organized for the purpose of transacting any or all lawful business for which corporations may be incorporated under the laws of the State of Arizona, as amended from time to time.

I I I.

INITIAL BUSINESS

The corporation initially intends actually to conduct in the State of Arizona the business of producing, refining, selling and otherwise dealing in gasoline and all other petroleum products.

I V.

AUTHORIZED CAPITAL

The corporation shall have authority to issue One hundred thousand (100,000) common shares with ten dollar ($10.00) par value per share. Shares shall be paid for at such time, and in such manner, as the Board of Directors shall determine.

V.

INITIAL BOARD OF DIRECTORS

The initial Board of Directors shall consist of three (3) members, who shall serve as directors until the first annual meeting of the shareholders or until their successors are elected and qualified, and whose names and addresses are:

James E. Acridge	Christine Acridge
8425 North 35th Drive	8425 North 35th Drive
Phoenix, Arizona	Phoenix, Arizona

Alvis J. Moore 3819 West Echo Lane Phoenix, Arizona

V I.

LIMITATION OF DIRECTOR LIABILITY

No director of the corporation shall be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director; provided, however, that this Article shall not eliminate or limit the liability of a director for (i) any breach of the director’s duty of loyalty to the corporation or its shareholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) authorizing the unlawful payment of a dividend or other distribution on the corporation’s capital stock or the unlawful purchase of its capital stock; (iv) a violation of Arizona Revised Statutes Section 10-041—Director conflicts of interest; or (v) any transaction from which the director derived an improper personal benefit. This Article shall not eliminate or limit the liability of a director for any act or omission occurring before August 18, 1987.

V I I.

INCORPORATORS

The names and addresses of the incorporators are:

James E. Acridge	Christine Acridge
8425 North 35th Drive	8425 North 35th Drive
Phoenix, Arizona	Phoenix, Arizona

Alvis J. Moore 3819 West Echo Lane Phoenix, Arizona

V I I I

STATUTORY AGENT

CT Corporation, 3225 North Central Avenue, Phoenix, Arizona 85013, is hereby appointed the initial Statutory Agent for the corporation for the State of Arizona.

I X.

KNOWN PLACE OF BUSINESS

The corporation’s known place of business is 7227 North 16th Street, Building A, Phoenix, Arizona 85020.

X.

RESPONSE TO ACQUISITION PROPOSAL

It is hereby declared to be a proper corporate purpose, reasonably calculated to benefit shareholders, for the Board of Directors to base the response of the corporation to any “Acquisition Proposal” on the Board of Directors’ evaluation of what is in the best interests of the corporation and for the Board of Directors, in evaluating what is in the best interests of the corporation, to consider:

(i) The best interest of the shareho1ders; for this purpose the Board shall consider, among other factors, not only the consideration being offered in the Acquisition Proposal, in relation to the then current market price, but also in relation to the then current value of the corporation in a freely negotiated transaction and in relation to the Board of Directors’ then estimate of the future value of the corporation as an independent entity; and

(ii) Such other factors as the Board of Directors determines to be relevant, including, among other factors, the social, legal and economic effects upon employees, suppliers, customers and business.

“Acquisition Proposal” means any proposal of any person (a) for a tender offer or exchange offer for any equity security of the corporation, (b) to merge or consolidate the corporation with another corporation, or (c) to purchase or otherwise acquire all or substantially all of the properties and assets of the corporation.

X I.

CERTAIN BUSINESS COMBINATIONS

1. Vote Required for Certain Business Combinations.

A. Higher Vote for Certain Business Combinations. In addition to any affirmative vote required by law or these Articles of Incorporation, and except as otherwise expressly provided in Section 2 of this Article XI:

(i) Any merger or conso1idation of the corporation or any Subsidiary (as hereinafter defined) with (a) any Interested Stockholder (as hereinafter defined) or (b) any other corporation (whether or not itself an Interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of an Interested Stockholder; or

(ii) Any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Stockholder or any Affiliate of any Interested Stockholder of any assets of the corporation or any Subsidiary having an aggregate Fair Market Value (as hereinafter defined) of $10 million or more; or

(iii) The issuance or transfer by the corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the corporation or any Subsidiary to any Interested Stockholder or any Affiliate of any Interested Stockholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $10 million or more; or

(iv) The adoption of any plan or proposal for the liquidation or dissolution of the corporation by or on behalf of an Interested Stockholder or any Affiliate of any Interested Stockholder; or

(v) Any reclassification of securities (including any reverse stock split), or recapitalization of the corporation, or any merger or consolidation of the corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Stockholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the corporation or any Subsidiary which is directly or indirectly owned by an Interested Stockholder or any Affiliate of any Interested Stockholder;

shall require the affirmative vote of the holders of at least 66-2/3% of the voting power of the then outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors (the “Voting Stock”), voting together as a single class. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise.

B. Definition of “Business Combination”. The term “Business Combination” as used in this Article XI shall mean any transaction which is referred to in any one or more of clauses (i) through (v) of paragraph A of this Section I.

2. When Higher Vote is Not Required. The provisions of Section 1 of this Article XI shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by law and any other provision of these Articles of Incorporation, if all of the conditions specified in either of the following paragraphs A and B are met:

A. Approval by Disinterested Directors. The Business Combination shall have been approved by a majority of the Disinterested Directors (as hereinafter defined).

B. Price and Procedure Requirements. All of the following conditions shall have been met:

(i) The aggregate amount of the cash and the Fair Market Value (as hereinafter defined) as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of common stock in such Business Combination shall be at least equal to the higher of the following:

(a) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by the Interested Stockholder for any shares of common stock acquired by it (1) within the two-year period immediately prior to the first public announcement of the proposal of the Business Combination (the “Announcement Date”) or (2) in the transaction in which it became an Interested Stockholder, whichever is higher; and

(b) the Fair Market Value per share of common stock on the Announcement Date or on the date on which the Interested Stockholder became an Interested Stockholder (such latter date is referred to in this Article XI as the “Determination Date”), whichever is higher.

(ii) The consideration to be received by holders of a particular class of outstanding Voting Stock (including Common Stock) shall be in cash or in the same form as the Interested Stockholder has previously paid for shares of such class of Voting Stock. If the Interested Stockholder has paid for shares of any class of voting Stock with varying forms of consideration, the form of consideration for such class of Voting Stock shall be either cash or the form used to acquire the largest number of shares of such class of Voting Stock previously acquired by it. The price determined in accordance with paragraph B(i) of this Section 2 shall be subject to appropriate adjustment in the event of any stock dividend, stock split, combination of shares or similar event.

(iii) A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to Stockholders of the corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or Subsequent provisions).

3. Certain Definitions. For the purposes of this Article XI:

A. “Interested Stockholder” shall mean any person (other than the corporation or any Subsidiary) who or which:

(i) Is the beneficial owner, directly or indirectly, of more than 20% of the voting power of the outstanding Voting Stock; or

(ii) Is an Affiliate of the Company and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 20% or more of the voting power of the then outstanding Voting Stock; or

(iii) Is an assignee of or has otherwise succeeded to any shares of Voting Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Stockholder, if such assignment of succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933, as amended.

B. “Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on May 1, 1989.

C. “Subsidiary” means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the corporation.

D. “Disinterested Director” means any member of the Board of Directors who is unaffiliated with the Interested Stockholder and was a member of the Board of Directors prior to the time that the Interested Stockholder became an Interested Stockholder or any successor of a Disinterested Director who is unaffiliated with the Interested Stockholder and is recommended to succeed a Disinterested Director by a majority of Disinterested Directors then on the Board of Directors.

E. “Fair Market Value” means (i) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by the Board of Directors in good faith; and (ii) in the case of property other than cash or stock the fair market value of such property on the date in question as determined by the Board of Directors in good faith.

F. In the event of any Business Combination in which the corporation survives, the phrase “other consideration to be received” us used in paragraph B(i) of Section 2 of this Article XI shall include the shares of common stock and/or the shares of any other class of outstanding Voting Stock retained by the holders of such shares.

4. Powers of the Board of Directors. A majority of the Directors shall have the power and duty to determine for the purposes of this Article XI, on the basis of information known to them after reasonable inquiry, (A) whether a person is an Interested Stockholder, (6) the number of shares of Voting Stock beneficially owned by any person, (C) whether a person fess an Affiliate of another, (D) whether the assets which are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the corporation or any Subsidiary in any Business Combination has an aggregate Fair Market Value of $10 million or more. A majority of the Directors shall have the further power to interpret all of the terms and provisions of this Article XI.

5. No Effect on Fiduciary Obligations of Interested Shareholders. Nothing contained in this Article XI shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.

6. Amendment, Repeal, etc. Notwithstanding any other provisions of these Articles of Incorporation or the Bylaws (and notwithstanding the fact that a lesser percentage may be specified by law, these Articles of Incorporation or the Bylaws) the affirmative vote of the holders of 66-2/3% or more of the outstanding Voting Stock, voting together as a single class, shall be required to amend or repeal, or adopt any provisions inconsistent with this Article XI.

AZ.CORP COMMISSION

FILED

OCT 12 1989

APPR/S/

TERM

DATE 10-27-89

074717-4

ARTICLES OF AMENDMENT

TO

ARTICLES OF INCORPORATION OF

GIANT INDUSTRIES, INC.

Pursuant to the provisions of A.R.S. § 10-061, Giant Industries, Inc., an Arizona corporation (the “Corporation”), hereby adopts the following amendments to its Amended and Restated Articles of Incorporation and certifies as follows:

FIRST:	The name of the Corporation is Giant Industries, Inc.

SECOND:	The Amended and Restated Articles of Incorporation of the Corporation are amended as set forth in Exhibit A attached hereto and by this reference incorporated herein.

THIRD:	The Amendment to the Amended and Restated Articles of Incorporation was adopted by the Shareholders of the Corporation on October 12, 1989.

FOURTH:	9,742 common shares, $10.00 par value were outstanding at the time of adoption of the Articles of Amendment to the Amended and Restated Articles of Incorporation, and 9,200 of such shares were entitled to vote thereon.

FIFTH:	The number of shares voted for, against or abstaining from the vote regarding the Articles of Amendment to the Amended and Restated Articles of Incorporation, respectively, was:

NUMBER OF SHARES FOR	NUMBER OF SHARES AGAINST	NUMBER OF SHARES ABSTAINING
6,519	-0-	2,681

SIXTH:	The Articles of Amendment to the Amended and Restated Articles of Incorporation do not provide for an exchange, reclassification, or cancellation of issued shares, except that in connection with the amendment to the par value of the shares as set forth in Article Second hereof, outstanding share certificates will be exchanged for new share certificates representing such amendment. The respective interests of the Shareholders in the Corporation are not affected by such exchange.

SEVENTH:	The Articles of Amendment to the Amended and Restated Articles of Incorporation do not effect a change in the amount of the Corporation’s stated capital.

DATED:	October 12, 1989.

GIANT INDUSTRIES, INC.

By:	/s/ Robert L. Harvey
Robert L. Harvey
Vice-President

By:	/s/ Carlos A. Guerra
Carlos A. Guerra, Assistant Secretary

EXHIBIT A

The name of the Corporation is changed to Giant Industries Arizona, Inc.

Article I of the Amended and Restated Articles of Incorporation of the Corporation is deleted in its entirety and the following is substituted in place thereof:

“I.

NAME

The name of the corporation is Giant Industries Arizona, Inc.”

Article IV of the Amended and Restated Articles of Incorporation of the Corporation is deleted in its entirety and the following is substituted in place thereof:

“IV.

AUTHORIZED CAPITAL

The corporation shall have authority to issue fifty million (50,000,000) common shares with one cent ($.01) par value per share. Shares shall be paid for at such time, and in such manner, as the Board of Directors shall determine.”

ARTICLES OF MERGER

OF

GIANT ACQUISITION CORP., -217164-9

an Arizona Corporation

GIANT INDUSTRIES ARIZONA, INC., -074717-4 (Surviv)

an Arizona Corporation

Pursuant to the provisions of Section 10-074 of the Arizona Business Corporation Act, the undersigned corporations adopt the following Articles of Merger for the purpose of merging Giant Acquisition Corp. into Giant Industries Arizona, Inc.:

FIRST: The Agreement and Plan of Merger attached hereto as Exhibit A and incorporated herein by reference (the “Plan of Merger”) was approved by the Board of Directors and stockholders of each of the undersigned corporations in the manner prescribed by the Arizona Business Corporation act.

SECOND: As to each corporation, the number of shares outstanding, and the designation and number of outstanding shares of each class or series entitled to vote as a class or series on such Plan of Merger, are as follows:

NAME OF CORPORATION	NUMBER OF SHARES OUTSTANDING	DESIGNATION OF CLASS OR SERIES
Giant Acquisition Corp.	1000	Common Stock
Giant Industries Arizona, Inc.	7,069,857	Common Stock

THIRD: As to each corporation, the total number of shares voted for and against such Plan of Merger, respectively, and, as to each class or series entitled to vote thereon as a class or series, the number of shares of such class or series voted for and against such Plan of Merger, respectively, are as follows:

NAME OF CORPORATION	CLASS OR SERIES	TOTAL VOTED FOR	TOTAL VOTED AGAINST
Giant Acquisition Corp.	Common Stock	1000	-0-
Giant Industries Arizona, Inc.	Common Stock	6,628,221.199	2,533.397

FOURTH: The Plan of Merger and the performance of its terms by each of the undersigned corporations have been duly authorized by all action required by the laws of the state of Arizona and by their respective Articles of Incorporation and By-laws.

Dated December 15, 1989.	GIANT INDUSTRIES ARIZONA, INC.
SURVIVING CORPORATION

	By:	/s/ Robert L. Harvey
Robert L. Harvey
Senior Vice President

/s/ Carlos Guerra
Carlos Guerra, Assistant Secretary

GIANT ACQUISITION CORP.

	By:	/s/ James E. Acridge
James E. Acridge
President

/s/ Carlos Guerra
Carlos Guerra, Assistant Secretary

EXHIBIT A

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of October 15, 1989, among GIANT INDUSTRIES, INC., a Delaware corporation (“New Giant”), GIANT INDUSTRIES ARIZONA, INC., an Arizona corporation (“Giant”), and GIANT ACQUISITION CORP., an Arizona corporation (“SubII”). Giant and SubII are hereinafter sometimes collectively referred to as the “Constituent Corporations.”

The authorized capital stock of SubII consists of 1000 shares of common stock, par value $.0l per share (the “SubII Common Stock”). As of the date hereof, 1000 shares of SubII Common Stock and 1000 shares of common stock, par value $.01 per share, of New Giant (the “New Giant Common Stock”) were issued and outstanding. All the outstanding capital stock of SubII is owned by New Giant and all the outstanding capital stock of New Giant is owned by Giant. New Giant shall be authorized, at the time of the merger provided for herein, to issue 50,000,000 shares of New Giant Common Stock. New Giant, as the sole holder of all issued and outstanding shares of SubII Common Stock, is entitled to cast one vote per share on the adoption and approval of this Agreement and Plan of Merger and on all other matters submitted to it as the sole stockholder of SubII.

This Agreement and Plan of Merger is being entered into pursuant to an Agreement and Plan of Reorganization, dated as of October 15, 1989 (the “Reorganization Agreement”), among New Giant, Giant and Hixon Development Company, a Texas corporation (“Hixon”). The Reorganization Agreement also provides for the merger of Hixon Acquisition Corp., a Texas corporation (“Sub I”), with and into Hixon (the “Hixon Merger”). The Hixon Merger and the Giant Merger (as hereinafter defined) shall take place substantially simultaneously.

The authorized capital stock of Giant consists of 50,000,000 shares of common stock, par value $.01 per share (the “New Giant Common Stock”). As of the date hereof, 7,069,857 shares of Giant Common Stock were issued and outstanding and 145,142 shares of Giant Common Stock were reserved for issuance upon the exercise of outstanding stock options.

1

Accordingly, in consideration of the foregoing premises, and the mutual covenants and agreements contained herein and in the Reorganization Agreement, the parties hereto hereby agree, subject to the terms and conditions hereinafter set forth as follows:

ARTICLE I

THE MERGER

SECTION 1.1 Merger of SubII into Giant. At the Effective Time (as defined in Section 1.6) and upon the terms and conditions hereof and in the Reorganization Agreement, SubII shall merge with and into Giant (the “Giant Merger”) in accordance with the Arizona General Corporation Law (the “Arizona Statute”) and the separate existence of SubII shall cease. Giant shall be the surviving corporation in the Giant Merger (hereinafter sometimes referred to as the “Surviving Corporation”) and its separate corporate existence under the laws of the State of Arizona under the name “Giant Industries Arizona, Inc.” with all its purposes, objects, rights, privileges, powers and franchises, shall continue unaffected and unimpaired by the Giant Merger.

SECTION 1.2 Effect of the Giant Merger. The Surviving Corporation shall succeed to all of the rights, privileges, powers and franchises, of a public as well as of a private nature, of the Constituent Corporations and all of the debts, choses in action and other interests due or belonging to the Constituent Corporations and shall be subject to, and responsible for, all of the debts, liabilities and duties of the Constituent Corporations, all as more fully set forth in Section 10-076 of the Arizona Statute.

SECTION 1.3 Additional Actions. If, at anytime after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, supplemental indentures, if any, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of SubII acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Giant Merger or to otherwise carry out this Agreement and Plan of Merger, the officers and directors

2

of the Surviving Corporation shall, and shall be authorized to, execute and deliver, in the name and on behalf of the Constituent Corporations or otherwise, all such deeds, bills of sale, assignments, supplemental indentures, if any, and assurances and to take and do, in the name and on behalf of the Constituent Corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or to otherwise carry out this Agreement and Plan of Merger.

SECTION 1.4 Charter Amendment and By-Laws. The Articles of Incorporation and Bylaws of Sub II shall be the Articles of Incorporation and Bylaws of the Surviving Corporation until changed as provided therein or by law, provided, that at the Effective Time, Article I of the Articles of Incorporation of SubII shall be amended in its entirety to read as follows: “The name of the corporation is ‘Giant Industries Arizona, Inc.’ ”

SECTION 1.5 Board of Directors and Officers. The directors and officers of SubII immediately prior to the Effective Time Shall constitute the directors and officers of Giant immediately following the Effective Time. Such officers and directors of Giant shall hold’ their positions until their resignation or removal or the election or appointment of their successors in the manner provided by the Articles of Incorporation and Bylaws of the Surviving Corporation documents and applicable law.

SECTION 1.6 Effective Time. If this Agreement and Plan of Merger is duly adopted by the stockholders of each of the Constituent Corporations in accordance with Section 10-073 of the Arizona Statute and the respective Articles of Incorporation and Bylaws of the Constituent Corporations, and is not terminated under Section 3.1 hereof, the articles of merger with respect to the Giant Merger shall be filed and recorded under the Arizona Statute (the “Arizona Articles”). Subject to Section 10-076 of the Arizona Statute, the Giant Merger shall become effective upon such filing (the “Effective Time”).

SECTION 1.7 Conditions to Merger. The obligation of Giant to consummate the Giant Merger is subject to the fulfillment of the following conditions:

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(a) Each of the conditions set forth in Sections 7.1, 7.3 and 7.4 of the Reorganization Agreement shall have been fulfilled or waived; and

(b) All conditions precedent to the closing of the Hixon Merger set forth in the Agreement and Plan of Merger, dated as of October 15, 1989, among New Giant, Hixon and Sub I, shall have been satisfied or waived and the articles of merger for the Hixon Merger shall be filed substantially simultaneously with the filing of the Arizona Articles.

ARTICLE II

CONVERSATIONS OF SECURITIES

SECTION 2.1 Exchange Ratios. As of the Effective Time, by virtue of the Giant Merger and without any action on the part of any holder thereof:

(a) Each share of Giant Common Stock that is held in the treasury of Giant or that is owned by a subsidiary of Giant shall be cancelled and retired and no stock of New Giant, cash or other consideration shall be paid or delivered in exchange therefore.

(b) Each share of capital stock of SubII that is issued and outstanding immediately prior thereto shall be converted into and become one share of common stock of the Surviving Corporation and each certificate evidencing ownership of shares of SubII Common Stock shall be deemed for all purposes to evidence ownership of the same number of shares of the Surviving Corporation.

(c) Each share of New Giant Common Stock owned by Giant shall be cancelled and retired and cease to exist, without payment or any conversion thereof into New Giant Common Stock.

(d) Other than as set forth in Sections 2.1(a) or (e) hereof, shares of Giant Common Stock shall be converted as follows:

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(i) Each outstanding share of Giant Common Stock that under the terms of Section 2.3 is to be converted into the right to receive cash shall be converted into the right to receive cash in an amount equal to the price per share paid by the Underwriters (as defined in the Reorganization Agreement) for New Giant Common Stock, net of any underwriting discount (the “IPO Price”), pursuant to the terms of the Underwriting Agreement (as defined in the Reorganization Agreement) (the “Cash Price”).

(ii) Each outstanding share of Giant Common Stock that is not converted into the right to receive cash and that under the terms of Section 2.3 is to be converted into New Giant Common Stock shall be converted into one share of New Giant Common Stock.

(e) Subject to Section 7.1 of the Reorganization Agreement, in the event dissenters’ rights are available to holders of Giant Common Stock with respect to the Giant Merger, each outstanding share of Giant Common Stock, the holder of which has demanded and perfected his demand for payment of the fair value of such shares in accordance with Sections 10-080 and 10-081 of the Arizona Statute (the “Dissenters’ Rights Provisions”) and has not effectively withdrawn or lost his right to payment pursuant to such Dissenters’ Rights Provisions (any shareholder duly making such demand being hereinafter called a “Dissenting Shareholder”), shall not be converted into or represent a right to receive New Giant Common Stock or cash hereunder, but the holder thereof shall be entitled to only such rights as are granted by the Dissenters’ Rights Provisions. Each Dissenting Shareholder, if any, who becomes entitled, pursuant to the Dissenters’ Rights Provisions, to payment for his shares of Giant Common Stock shall receive payment therefor from Giant (but only after the amount thereof shall have been agreed upon or finally determined pursuant to the Dissenters’ Rights Provisions) and such shares of Giant Common Stock shall be cancelled. If any holder of shares of Giant Common Stock who demands payment of the fair value of his shares under Dissenters’ Rights Provisions shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment at any time, each share of Giant Common Stock of such holder shall be converted on a share by share basis into the right to receive one share of New Giant Common Stock.

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SECTION 2.2 Election Procedures.

(a) Subject to Section 2.3 hereof, each holder of Giant Common Stock (other than Giant Common Stock owned by Giant or any of its subsidiaries) may specify in a request made in accordance with the provisions of this Section 2.2 (herein called a “Cash Election”), the number of shares of Giant Common Stock owned by such holder which such holder shall desire to have converted into a right to receive cash in the Giant Merger (the “Cash Election Shares”). The number of shares with respect to which any individual holder may make a Cash Election shall not exceed that number of shares equal to 12% of the total number of shares owned by such holder (the “Maximum Cash Percentage”).

(b) Outstanding shares of Giant Common Stock (other than shares of Giant Common Stock owned by Giant or any of its subsidiaries) as to which a Cash Election is not in effect on the Election Date (as defined in Section 2.2(e) hereof) shall be called “Non-Electing Giant Shares.” If New Giant shall determine for any reason that any Cash Election was not properly made with respect to shares of Giant Common Stock, such Cash Election shall be deemed to be not in effect and shares of Giant Common Stock covered by such Cash Election shall, for purposes hereof, be deemed to be Non-Electing Giant Shares. Each Non-Electing Giant Share shall be converted into the right to receive one share of New Giant Common Stock in the Merger.

(c) New Giant Shall authorize one or more persons to receive Cash Elections and to act as Exchange Agent hereunder (the “Exchange Agent”) pursuant to an agreement or agreement satisfactory to New Giant.

(d) New Giant shall prepare a form (the “Form of Election”) pursuant to which each holder of Giant Common Stock may make Cash Elections and which shall accompany the Joint Proxy Statement-Prospectus (as defined therein) and be mailed to Giant shareholders of record as of the record date for the Giant shareholders’ meeting contemplated by the Reorganization Agreement (the “Giant Special Meeting”). If Giant shareholder making a Cash Election fails to specify on his Form of Election the number of shares to which the Cash Election applies all of such holders’ shares shall be deemed to be Non-Electing Giant Shares.

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(e) Any Giant shareholder’s Cash Election shall have been properly made only if the exchange Agent at its office designated in the Form of Election shall have received no later than 5:00 p.m. local time in the city in which such Exchange Agent is located, on the date on which the S-l Registration Statement (as defined in the Reorganization Agreement) becomes effective (the “Election Date”), a Form of Election properly completed and signed and accompanied by certificates for the shares of Giant Common Stock to which such Form of Election relates. Shares of Giant Common Stock owned by a holder whose Form of Election and certificates are not so received shall be treated as Non-Electing Shares in accordance with Section 2.2(b) hereof. Any election relating to shares of Giant Common Stock with respect to which the holder thereof has filed and not withdrawn as of the Effective Time a written objection to the Merger in accordance with Sections 10-080 and 10-081 of the Arizona Statute shall be deemed to have been automatically revoked as of the Election Date.

(f) Any Giant shareholder may at any time prior to the Election Date change his Cash Election by written notice received by the Exchange Agent at or prior to the Election Date accompanied by a properly completed, revised Form of Election.

(g) Any Giant shareholder may at any time prior to the Election Date revoke his Cash Election by written notice received by the Exchange Agent at or prior to the Election Date or by withdrawal prior to the Election Date of his certificates for Giant Common Stock previously deposited with the Exchange Agent. Any Giant shareholder who shall have deposited certificates for Giant Common Stock with the exchange Agent shall again have the right after the Election Date to withdraw such certificates by written notice received by the Exchange Agent and thereby revoke his Cash Election as of the Election Date at any time after January 31, 1990 if the Giant Merger shall not have been consummated prior thereto.

(h) New Giant and Giant shall have the right to make rules not inconsistent with the terms of this Agreement, governing the validity of the Forms of Elections, the manner and extent to which Cash Elections are to be taken into account in making the determinations prescribed by Section 2.3, the issuance and delivery of

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certificates for New Giant Common Stock into which Giant Common Stock is converted in the Giant Merger and the payment for shares of Giant Common Stock converted into the right to receive cash in the Giant Merger. All such rules and determinations thereunder shall be final and binding on all holders of shares of Giant Common Stock.

SECTION 2.3 Selection of Shares. The manner in which each share of Giant Common Stock (other than shares of Giant Common Stock owned by Giant or any of its subsidiaries, which shares shall be cancelled as set forth in Section 2.1(a) hereof), shall be converted at the Effective Time into either one share of New Giant Common Stock or the right to receive the Cash Price shall be as set forth below in this Section 2.3:

(a) The maximum number of shares of Giant Common Stock to be converted into the right to receive cash in the Giant Merger pursuant to this Agreement shall be 425,000 (the “Cash Conversion Number”).

(b) To the extent that the total number of shares of Giant Common Stock with respect to which effective Cash Elections are made (the “Aggregate Cash Election Shares”) exceeds the Cash Conversion Number, each holder who has properly submitted a Cash Election shall receive cash for that number or shares equal to the product of (i) the Cash Proration Factor (as defined below) and (ii) such holder’s Cash Election Shares. The “Cash Proration Factor” shall be determined by dividing the Cash Conversion Number by the Aggregate Cash Election Shares.

SECTION 2.4 New Giant To Make Cash and Certificates Available.

(a) New Giant shall make available to the Exchange Agent at the Effective Time an amount in cash equal to the Cash Price multiplied by the lesser of the (i) Cash Conversion Number and (ii) the Aggregate Cash Election Shares. Promptly after the Effective Time, New Giant shall cause the Exchange Agent to distribute to holders of shares of Giant Common Stock converted into the right to receive cash pursuant to this Article II, upon surrender to the Exchange Agent (to the extent not previously surrendered with a Form of Election) of one or more certificates for such shares of Giant Common Stock

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for cancellation, a bank check for an amount equal to the Cash Price for each share of Giant Common Stock so converted. In no event shall the holder of any such surrendered certificates be entitled to receive interest on any of the funds to be received in the Giant Merger. If such check is to be sent to a person other than the person in whose name the certificates for shares of Giant Common Stock surrendered for exchange are registered, it shall be a condition of the exchange that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the delivery of such check to a person other than the registered holder of the certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of shares of Giant Common Stock for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(b) As soon as practicable after the Effective Time, each holder of shares of Giant Common Stock converted into shares of New Giant Common Stock pursuant to this Article II, upon surrender to the Exchange Agent (to the extent not previously surrendered with a Form of Election) of one or more certificates for such shares of Giant Common Stock for cancellation, will be entitled to receive certificates representing the number of shares of New Giant Common Stock to be issued in respect of the aggregate number of such shares of Giant Common Stock previously represented by the stock certificates surrendered. In lieu of such fractional shares, holders of shares of Giant Common Stock otherwise entitled to fractional shares shill be entitled to receive from New Giant, as soon as practicable after the Effective Time, an amount, in cash, equal to the product of (i) the IPO Price and (ii) the fractional share of New Giant Common Stock that would otherwise be issuable to such holder pursuant to the provisions of this Article II. Notwithstanding any other provision hereof no fractional share of New Giant Common Stock and no certificate therefor, or other evidence of ownership thereof, will be issued, and no right to receive cash in lieu thereof shall entitle the holder thereof to any voting or other rights of a holder of shares or fractional share interests. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder shares of Giant Common Stock for any New Giant Common Stock or dividends thereon delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

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(c) Promptly after the Effective Time, the Exchange Agent shall mail to each holder of record (other than New Giant, any other subsidiary of New Giant, Giant or any subsidiary of Giant) of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Giant Common Stock (the “Giant Certificates”) (i) a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Giant Certificates shall pass, only upon delivery of the Giant Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Giant Certificates.

(d) The cash paid and shares of New Giant Common Stock issued, upon the surrender of Giant Certificates in accordance with the terms hereof shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such shares of Giant Common Stock.

SECTION 2.5 Closing of company Transfer Books. At the Effective Time the stock transfer books for the shares of Giant Common Stock shall be closed and no further transfers of Giant Common Stock shall thereafter be made. If, after the Effective Time, Giant Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for certificates representing share of New Giant Common Stock or cash as provided in this Article II, subject to applicable law in the case of Dissenting Shares.

ARTICLE III

AMENDMENT AND TERMINATION

SECTION 3.1 Termination. Notwithstanding the approval and adoption of this Agreement and Plan of Merger by the stockholders of Giant and SubII, this Agreement and Plan of Merger shall terminate forthwith in the event that the Reorganization Agreement shall be terminated as therein provided. In the event of the termination of this Agreement and Plan of Merger as provided above, this Agreement and Plan of Merger shall forthwith become void and there shall be no liability on the part of any of the parties hereto except as otherwise provided in the Reorganization Agreement.

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SECTION 3.2 Amendment. This Agreement and Plan of Merger shall not be amended except by an instrument in writing signed on behalf of each of the parties hereto pursuant to an amendment to the Reorganization Agreement. If any such amendment to the Reorganization Agreement is so approved, any amendment to this Agreement and Plan of Merger required by such amendment to the Reorganization Agreement shall be effected by the parties hereto by action taken by their respective Boards of Directors, except as otherwise required by law.

ARTICLE IV

MISCELLANEOUS

SECTION 4.1 Counterparts. This Agreement and Plan of Merger may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to each of the other parties.

SECTION 4.2 GOVERNING LAW. THIS AGREEMENT AND PLAN OF MERGE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ARIZONA, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICT OF LAWS THEREOF.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

GIANT INDUSTRIES, INC., a Delaware corporation

By: /s/ Robert L. Harvey
Name: Robert L. Harvey
Title: President and Treasurer

GIANT INDUSTRIES ARIZONA, INC.,

an Arizona corporation

By: /s/ Robert L. Harvey
Name: Robert L. Harvey Title: Senior Vice President
Finance and Administration

GIANT ACQUISITION CORP

an Arizona corporation

By:	/s/ Robert L. Harvey
Name: Robert L. Harvey
Title: President and Treasurer

J. BARRY SHELLEY

12

AZ CORP COMMISSION FOR THE STATE OF AZ. FILED SEP 22 11 28 AM ‘89 APPR /s/ Carolyn Lemon DATE APPR 9-22-89 TERM DATE TIME 217164

ARTICLES OF INCORPORATION

OF

GIANT ACQUISITION CORP.

We, the undersigned incorporators, having associated ourselves together for the purpose of forming a corporation under the laws of the State of Arizona, adopt the following Articles of Incorporation:

I.

NAME

The name of the corporation is

GIANT ACQUISITION CORP.

I I.

PURPOSE

This corporation is organized for the purpose of transacting any or all lawful business for which corporations may be incorporated under the laws of the State of Arizona, as amended from time to time.

I I I.

INITIAL BUSINESS

The corporation initially intends to conduct in the State of Arizona the business of exploring for, producing, refining, selling and otherwise dealing in gasoline and all other petroleum products.

I V.

AUTHORIZED CAPITAL

The corporation shall have authority to issue one thousand (1,000) common shares with $.01 par value per share. Shares shall be paid for at such time, and in such manner, as the Board of Directors shall determine.

V.

BOARD OF DIRECTORS

The Board of Directors shall be comprised of not less than one (1) nor more than seven (7) members, the exact number of which shall initially be fixed by the incorporators and thereafter from time to time by resolution of the Board of Directors. The initial Board of Directors shall consist of two (2) members, who shall serve as directors until the first annual meeting of the shareholders or until their successors are elected and qualified, and whose names and addresses are:

Name	Address

Robert L. Harvey	23733 North Scottsdale Road
(Chairman)	Scottsdale, Arizona 85255

Carlos Guerra	23733 North Scottsdale Road
Scottsdale, Arizona 85255

V I.

LIMITATION OF DIRECTOR LIABILITY

No director of the corporation shall be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director; provided, however, that this Article shall not eliminate or limit the liability of a director for (i) any breach of the director’s duty of loyalty to the corporation or its shareholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) authorizing the unlawful payment of a dividend or other distribution on the corporation’s capital stock or the unlawful purchase of its capital stock; (iv) a violation of Arizona Revised Statutes Section 10-041—Director conflicts of interest; or (v) any transaction from which the director derived an improper personal benefit.

V I I.

INCORPORATORS

The names and addresses of the incorporators are:

Name	Address

J. Barry Shelley	Two North Central Avenue
Suite 2200
Phoenix, Arizona 85004-2390

Gregg Hanks	Two North Central Avenue
Suite 2200
Phoenix, Arizona 85004-2390

All powers, duties and responsibilities of the incorporators shall cease at the time of delivery of these Articles of Incorporation to the Arizona Corporation Commission for filing.

V I I I.

STATUTORY AGENT

FC Service Corporation, an Arizona corporation, Two North Central Avenue, Suite 2200, Phoenix, Arizona 85004-2390, is hereby appointed the initial Statutory Agent for the corporation for the State of Arizona.

I X.

KNOWN PLACE OF BUSINESS

The corporation’s known place of business is 23733 North Scottsdale Road, Scottsdale, Arizona 85255.

IN WITNESS WHEREOF, the undersigned incorporators have hereunto affixed their signatures this 22nd day of September, 1989.

/s/ J. Barry Shelly
J. Barry Shelley

/s/ Gregg Hanks
Gregg Hanks

ARIZONA

CORPORATION COMMISSION

FILED: NOV 15 2007

FILE NO. 0074717-4

ARTICLES OF AMENDMENT

Pursuant A.R.S. §1 0-1 005 and §10-1006

1.	The name of the corporation is;

Giant Industries Arizona, Inc.

2.	Attached hereto as Exhibit A Is the text of each amendment adopted.

3.	X The amendment does not provide for an exchange, reclassification or cancellation of issued shares.

4.	☐ The amendment does provide for an exchange, reclassification or cancellation of Issued shares. (Please check either “A” or “B” below.)

A.	☐ Exhibit A contains provisions for implementing the exchange, reclassification or cancellation of issued shares provided for therein.

B.	☐ Exhibit A does not contain provisions for implementing the exchange, reclassification or cancellation of issued shares provided for therein. Such actions will be implemented as follows:

5.	The amendment was adopted the 9TH day of November, 2007.

6.	X The amendment was adopted by the (choose one):

A.	☐ Incorporators
(without shareholder action and either shareholder action was not required or no shares have been Issued).

B.	☐ Board of Directors
(without shareholder action and either shareholder action was not required or no shares have been Issued).

C.	X Shareholders

There is (are) one voting groups eligible to vote on the amendment. The designation of voting groups entitled to vote separately on the amendment, the number of votes in each, the number of votes represented at the meeting at which the amendment was adopted and the votes cast for and against the amendment were as follows:

The voting group consisting of 1,000 outstanding shares of common [class or series] stock is entitled to 1,000 votes. There were 1,000 votes present at the meeting. The voting group cast 1,000 votes for and -0- votes against approval of the amendment. The number of votes cast for approval of the amendment was sufficient for approval by the voting group.

ARS §10-120F requires that changes to corporation(s) be executed by The Chairman of the Board of Director or by an officer of the corporation.

Dated this 9th day of November, 2007

Signature: /s/ Scott Weaver

Title: Chief Administrative Officer

Printed Name: Scott Weaver

Arizona Corporation Commission
Corporation Division

EXHIBIT A

The name of the Corporation is changed to Western Refining Southwest, Inc.

Article I of the Amendment and Restated Articles of Incorporation of the Corporation is deleted in its entirety and following is substituted in place thereof:

“I.

Name

The name of the corporation is Western Refining Southwest, Inc.”

Arizona Corporation Commission
Corporation Division